    Exhibit 10.1
EXECUTIVE EMPLOYMENT AGREEMENT
This Executive Employment Agreement (the “Agreement”), is entered into as of January 21, 2025, by and between Pacira Pharmaceuticals, Inc., a California corporation, any of its past, present, or future parents, subsidiaries, predecessors, affiliates, successors, officers, directors, assigns, investors, agents, owners, managing agents and insurers (the “Company”), and Brendan Teehan (the “Executive”) (collectively, the “Parties”).
RECITALS
WHEREAS, the Company is a wholly-owned subsidiary of Pacira BioSciences, Inc., a Delaware corporation (“Parent”).
WHEREAS, the Company wishes to employ the Executive, and the Executive desires to be employed by the Company, for such purpose and upon the terms and conditions hereinafter provided, effective as of January 21, 2025 (the “Effective Date”); and
WHEREAS, the Parties wish to establish the terms of the Executive’s future employment with the Company and set out fully their respective rights, obligations and duties.
AGREEMENT
In consideration of the promises and the terms and conditions set forth in this Agreement, the Parties agree as follows:
1.    Title and Capacity. The Company hereby agrees to employ the Executive, and the Executive hereby accepts employment with the Company, under the terms set forth in this Agreement. The Executive will serve as the Chief Commercial Officer and shall perform such duties as are ordinary, customary and necessary in such role. The Executive will report directly to Chief Executive Officer. The Executive shall devote the Executive’s full business time, skill and attention to the performance of the Executive’s duties on behalf of the Company.
2.    Compensation and Benefits.
(a)    Salary. The Company agrees to pay the Executive an annual base salary of Five Hundred and Thirty Thousand Dollars ($530,000) payable in accordance with Company’s customary payroll practice (the “Base Salary”). The Executive’s Base Salary shall be reviewed periodically by the Board of Directors of Parent (the “Board”), provided, however, that any such review will not necessarily result in an adjustment to the Executive’s Base Salary. Any change in the Executive’s Base Salary must be approved by the Board. References in Section 2 of this Agreement to the Board will be interpreted to include the Compensation Committee or such other committee of the Board (a “Committee”), as applicable.

(b)    Bonus. The Executive is eligible to receive, in addition to the Base Salary and subject to the terms hereof and at the full discretion of the Board, a targeted incentive bonus of Fifty Percent (50%) of Base Salary (the “Targeted Incentive Bonus”). The Targeted Incentive Bonus shall be based on the Executive’s and the Company’s performance during the applicable fiscal year, as determined by the Board. The Targeted Incentive Bonus criteria or “goals” will be determined by agreement between the Board and the Executive at the beginning of each fiscal year. The award of the Targeted Incentive Bonus may be in an amount either above or below the amount specified by the Board at the beginning of each fiscal year based on the ultimate performance assessed by the Board.
Targeted Incentive Bonuses shall be determined and approved by the Board in its sole discretion and, if awarded, shall be payable no later than March 15 of the calendar year immediately following the last day of the fiscal year to which the applicable Targeted Incentive Bonus relates.
All salary and bonuses shall be subject to all applicable withholdings and deductions.
(c)    Long-Term Incentive Plan. Effective as of January 21, 2025, subject to approval by the Board, the Executive will be eligible to participate in Parent’s cash-based Long-Term Incentive Plan (“LTIP”) as established by Parent from time to time on substantially the same terms as are made available to other similarly-situated officers of the Company. Awards, if any, under the LTIP shall be subject to the approval of, and determined by, the Board in its sole discretion and, if granted, will be subject to the terms and conditions of the applicable plan document and any applicable award letter or agreement evidencing the awards.
(d)    Stock Options and Restricted Stock Units. Subject to approval by the Board, Parent will grant to the Executive a non-qualified stock option (“Option”) to purchase an aggregate of Ninety Nine Thousand Five Hundred (99,500) shares of Parent’s common stock (the “New Hire Option”) and a restricted stock unit (“RSU”) award for Fifty Four Thousand (54,000) shares of Parent’s common stock (the “New Hire RSUs” and, together with the New Hire Option, the “New Hire Awards”), pursuant to Parent’s Amended and Restated 2014 Inducement Plan (the “Incentive Plan”) The exercise price, vesting schedule and other terms and conditions for the New Hire Awards and any future equity incentive awards will be set forth in the applicable award agreement for each such award and all Options and time-based RSUs granted to the Executive are subject to accelerated vesting as set forth in Section 3 hereof. The New Hire Awards and any future equity incentive awards, if any, shall be subject to the approval of, and determined by, the Board in its sole discretion. All share figures set forth herein shall be subject to adjustment for stock splits, stock dividends, stock combinations, recapitalizations and similar events. Any grant of an equity incentive award must be accepted within ninety (90) calendar days of the date of grant, otherwise the Executive will forfeit the award.

(e)    Benefits. The Executive (and, where applicable, the Executive’s qualified dependents) will be eligible to participate in health insurance and other employee benefit plans and policies established by the Company for its executive team from time to time on substantially the same terms as are made available to other such employees of the Company generally. The Executive’s participation (and the participation of the Executive’s qualified dependents) in the Company’s benefit plans and policies will be subject to the terms of the applicable plan documents and the Company’s generally applied policies, and the Company in its sole discretion may from time to time adopt, modify, interpret or discontinue such plans or policies.
(f)    Expenses. The Company will reimburse the Executive for all reasonable and necessary expenses incurred by the Executive in connection with the Company’s business, in accordance with the applicable Company policy as may be amended from time to time.
(g)     Vacation and Holidays. The Executive shall be eligible for thirty (30) days’ paid vacation/flexible time off per calendar year subject to the applicable terms and conditions of the Company’s vacation policy and applicable law.
(h)    Termination of Benefits. Except as set forth in Section 3 or as otherwise specified herein or in any other agreement between the Executive and the Company, if the Executive’s employment is terminated by the Company for any reason, with or without Cause (as defined below), or if the Executive resigns the Executive’s employment voluntarily, with or without Good Reason (as defined below), no compensation or other payments will be paid or provided to the Executive for periods following the date when such a termination of employment is effective, provided that any rights the Executive may have under the Company’s benefit plans shall be determined under the provisions of such plans. If the Executive’s employment terminates as a result of the Executive’s death or disability, no compensation or payments will be made to the Executive other than those to which the Executive may otherwise be entitled under the benefit plans of the Company.
(i) Relocation Benefits. The Company will provide the Executive with relocation assistance, according to the terms of the Company’s Relocation Policy. The relocation assistance outlined in the policy will be available to the Executive for a period of up to one year from the Effective Date.
If the Executive’s employment is terminated for Cause or the Executive resigns other than for Good Reason prior to the first anniversary of the Effective Date, the Executive will repay one hundred percent (100%) of the gross amount of the Relocation Benefits costs (including any tax assistance provided) to the Company within thirty days following the Executive’s last day of employment. If the Executive’s employment is terminated for Cause or the Executive resigns other than for Good Reason prior to the second anniversary of the Effective Date, the Executive will repay fifty percent (50%) of the gross amount of the Relocation Benefits costs (including any tax assistance provided) to the Company within thirty days following the Executive’s last day of employment.
3.    Compensation and Benefits Upon Termination of Employment. Upon termination of the Executive’s employment (such date of termination being referred to as the “Termination Date”), the Company will pay the Executive the compensation and benefits as described in this Section 3.
(a)    General Benefits Upon Termination. The Company will pay the Executive on or about the Termination Date all salary and vacation/personal time off pay, if any, that has been earned or accrued through the Termination Date and that has not been previously paid.
(b)     Termination without “Cause” or for “Good Reason”. In the event that the Company terminates the Executive’s employment without Cause (as defined below) after the first anniversary of the Effective Date or, in the event the Executive terminates the Executive’s employment for Good Reason (as defined below), in each case, (i) the Executive shall be entitled to receive (A) continuing payments of the then effective Base Salary for a period of twelve (12) months beginning on the Payment Commencement Date (as defined below) and payable in accordance with the Company’s payroll policies as in effect on the date the Executive’s employment terminates and (B) the benefits set forth in Section 3(e) for period of twelve (12) months beginning on the Payment Commencement Date, and (ii) the Executive shall be entitled to acceleration of vesting of such portion of the then unvested Options and time-based RSUs then held by Executive as would have vested in the nine (9) month period following the Termination Date had the Executive continued to be employed by the Company for such period, provided, however, that in each case the receipt of such payments and benefits is expressly contingent upon the Executive’s execution and delivery of a severance and general release of claims agreement drafted by and satisfactory to counsel for the Company (the “Release”) which Release must be executed and become effective within sixty (60) days following the Termination Date. The payments and benefits shall be paid or commence on the first payroll period following the date the Release becomes effective (the “Payment Commencement Date”). Notwithstanding the foregoing, if the 60th day following the Termination Date occurs in the calendar year following the termination, then the Payment Commencement Date shall be no earlier than January 1 of such subsequent calendar year. For the avoidance of doubt, any time-based RSUs that accelerate and vest pursuant to this Section 3(b) will be settled by no later than March 15 of the calendar year immediately following the calendar year that includes the Termination Date. The provision of payments and benefits pursuant to this Section shall be subject to the terms and conditions set forth on Exhibit A.
(c)    Termination without “Cause” or for “Good Reason” Prior to or Following a Change of Control. In the event that the Company terminates the Executive’s employment without Cause (as defined below) or, in the event the Executive terminates the Executive’s employment for Good Reason (as defined below), in each case, within thirty (30) days prior to, or twelve (12) months following, the consummation of a

Change of Control, then Section 3(b) shall not apply and instead (i) the Executive shall be entitled to receive (A) continuing payments of the then effective Base Salary for a period of eighteen (18) months beginning on the Payment Commencement Date and payable in accordance with the Company’s payroll policies as in effect on the date the Executive’s employment terminates, (B) in lieu of the Targeted Incentive Bonus, a bonus payment equal to one hundred and fifty percent (150%) of the Executive’s then current annual Targeted Incentive Bonus, payable in one lump sum on the Payment Commencement Date and (C) the benefits set forth in Section 3(e) for a period of eighteen (18) months beginning on the Payment Commencement Date, and (ii) acceleration of vesting of one hundred percent (100%) of the then unvested Options and time-based RSUs then held by Executive, provided, however, that in each case the receipt of such payments and benefits is expressly contingent upon the Executive’s execution and delivery of a Release as described above drafted by and satisfactory to counsel for the Company, which Release must be executed and become effective within sixty (60) days following the Termination Date. For the avoidance of doubt, any time-based RSUs that accelerate and vest pursuant to this Section 3(c) will be settled by no later than March 15 of the calendar year immediately following the calendar year that includes the Termination Date. The provision of payments and benefits pursuant to this Section shall be subject to the terms and conditions set forth in Exhibit A.
(d)    Definitions.
    (i)    “Change of Control” means (A) a merger or consolidation of either the Company or Parent, into another entity in which the stockholders of the Company or Parent (as applicable) do not control fifty percent (50%) or more of the total voting power of the surviving entity (other than a reincorporation merger); (B) the sale, transfer or other disposition of all or substantially all of the Company’s assets in liquidation or dissolution of the Company; or (C) the sale or transfer of more than fifty percent (50%) of the outstanding voting stock of the Company. In the case of each of the foregoing clauses (A), (B) and (C), a Change of Control as a result of a financing transaction of the Company or Parent shall not constitute a Change of Control for purposes of this Agreement.
    (ii)    “Cause” means (A) the Executive’s failure to substantially perform the Executive’s duties to the Company pursuant to this Agreement after there has been delivered to the Executive written notice setting forth in detail the specific respects in which the Board believes that the Executive has not substantially performed the Executive’s duties and, if the Company reasonably considers the situation to be correctable, a demand for substantial performance and opportunity to cure, giving the Executive thirty (30) calendar days after the Executive receives such notice to correct the situation; (B) the Executive’s having engaged in fraud, misconduct involving sexual harassment and/or sexual assault, dishonesty, gross negligence or having otherwise acted in a manner causing material injury to the Company, including reputational harm, or in intentional disregard for the Company’s best interests; (C) the Executive’s failure to follow reasonable and lawful instructions from the Board and the Executive’s failure to cure such failure after receiving twenty (20) days advance written notice; (D) the Executive’s material breach of the terms of this Agreement or the Employee Confidential

Information and Inventions Assignment Agreement or any other similar written agreement between the Parties that may be in effect from time to time; or (E) the Executive’s conviction of, or pleading guilty or nolo contendere to, any misdemeanor involving dishonesty or moral turpitude or related to the Company’s business, or any felony. The determination as to whether Cause exists for termination of Executive’s employment will be made by the Board in its reasonable judgment.
    (iii)    “Good Reason” means the occurrence of any one or more of the following events without the prior written consent of the Executive: (A) any material reduction of the then effective Base Salary other than in accordance with this Agreement or which reduction is not related to a cross-executive team salary reduction; (B) any material breach by the Company of this Agreement; or (C) a material reduction in the Executive’s responsibilities or duties, provided that in the case of clause (C), a mere reassignment following a Change of Control to a position that is substantially similar to the position held prior to the Change of Control transaction shall not constitute a material reduction in job responsibilities or duties; provided, however, that no such event or condition shall constitute Good Reason unless (x) the Executive gives the Company a written notice of termination for Good Reason not more than ninety (90) days after the initial existence of the condition constituting Good Reason (which notice specifies in reasonable detail the condition giving rise to Good Reason), (y) the condition giving rise to Good Reason (if susceptible to correction) is not corrected by the Company within thirty (30) days of its receipt of such notice and (z) the Termination Date occurs after the expiration of such correction period and within one (1) year following the Company’s receipt of such notice.
(e)    Benefits Continuation. If the Executive’s employment is terminated pursuant to Section 3(b) or Section 3(c) and provided that the Executive is eligible for and elects to continue receiving group health and dental insurance pursuant to the federal “COBRA” law, 29 U.S.C. § 1161 et seq., the Company will, for the period set forth in Section 3(b) or Section 3(c) following the Payment Commencement Date (the “Benefits Continuation Period”), continue to pay the share of the premium for such coverage that is paid by the Company for active and similarly-situated employees who receive the same type of coverage. The remaining balance of any premium costs shall be paid by the Executive on a monthly basis for as long as, and to the extent that, the Executive remains eligible for COBRA continuation. Notwithstanding the above, in the event the Executive becomes eligible for health insurance benefits from a new employer during the Benefits Continuation Period, the Company’s obligations under this Section 3(e) shall immediately cease and the Executive shall not be entitled to any additional monthly premium payments for health insurance coverage. Similarly, in the event the Executive becomes eligible for dental insurance benefits from a new employer during the Benefits Continuation Period, the Company’s obligations under this Section 3(e) shall immediately cease and the Executive shall not be entitled to any additional monthly premium payments for dental insurance. The Executive hereby represents that the Executive will notify the Company in writing within three (3) days of becoming eligible for health or dental insurance benefits from a new employer during the Benefits Continuation Period.

(f)    Death. This Agreement shall automatically terminate upon the death of the Executive and all monetary obligations of Company under Section 2 of this Agreement shall be prorated to the date of death and paid to the Executive’s estate.
(g)    Disability. The Company may terminate the Executive’s employment if the Executive is unable to perform any of the duties required under this Agreement for a period of three (3) consecutive months due to a “Total and Permanent Disability”. The term “Total and Permanent Disability” shall mean the existence of a permanent physical or mental illness or injury, which renders the Executive incapable of performing any material obligations or terms of this Agreement. Any dispute regarding the existence of a Total and Permanent Disability shall be resolved by a panel of three (3) physicians, one selected by Company, one selected by the Executive, and the third selected by the other two physicians. A termination of employment pursuant to this Section 3(f) shall constitute a termination for Cause.
4.    At-Will Employment. The Executive will be an “at-will” employee of the Company, which means the employment relationship can be terminated by either the Executive or the Company for any reason, at any time, with or without prior notice and with or without Cause. The Company makes no promise that the Executive’s employment will continue for any particular period of time, nor is there any promise that it will be terminated only under particular circumstances. No raise or bonus, if any, shall alter the Executive’s status as an “at-will” employee or create any implied contract of employment. Discussion of possible or potential benefits in future years is not an express or implied promise of continued employment. No manager, supervisor or officer of the Company has the authority to change the Executive’s status as an “at-will” employee. The “at-will” nature of the employment relationship with the Executive can only be altered by a written resolution approved by the Board.
5.    Non-Solicitation.
(a)    Non-Solicit. The Executive agrees that during the term of the Executive’s employment with the Company, and for a period of twelve (12) months immediately following the termination of the Executive’s employment with the Company for any reason, whether with or without Cause or Good Reason, the Executive shall not either directly or indirectly solicit, induce, recruit or encourage any of the Company’s or its affiliates’ employees or consultants to terminate such employee’s or consultant’s relationship with the Company or its affiliates, or attempt to solicit, induce, recruit, encourage or take away employees or consultants of the Company or any of its affiliates, either for the Executive or for any other person or entity. Further, during the Executive’s employment with the Company or any of its affiliates and at any time following termination of the Executive’s employment with the Company or any of its affiliates for any reason, with or without Cause or Good Reason, the Executive shall not use any Confidential Information of the Company or any of its affiliates (as defined in the Employee Confidential Information and Inventions Assignment Agreement or other similar agreement(s) that the Executive may execute) to attempt to negatively influence any of the Company’s or any of its affiliates’ clients or customers from purchasing

Company products or services or to solicit or influence or attempt to influence any client, customer or other person either directly or indirectly, to direct such person’s or entity’s purchase of products and/or services to any person, firm, corporation, institution or other entity in competition with the business of the Company or any of its affiliates.
(b)    Specific Performance. Executive agrees that the remedies at law of the Company for any actual or threatened breach by Executive of the covenants in this Section 5 would be inadequate and that the Company will be entitled to specific performance of the covenants in this Section 5, including entry of an ex parte, temporary restraining order in state or federal court, preliminary and permanent injunctive relief against activities in violation of this Section 5, or both, or other appropriate judicial remedy, writ or order, in addition to any damages and legal expenses that the Company may be legally entitled to recover. Executive acknowledges and agrees that the covenants in this Section 5 will be construed as agreements independent of any other provision of this or any other agreement between Executive and the Company, and that the existence of any claim or cause of action by Executive against the Company, whether predicated upon this Agreement or any other agreement, will not constitute a defense to the enforcement by the Company of such covenants.
6.    Director and Officer Liability Insurance; Indemnification. During the term of the Executive’s employment hereunder, the Executive shall be entitled to the same indemnification and director and officer liability insurance as the Company and its affiliates maintain for other corporate officers.
7.     Confidential Information and Inventions Assignment Agreement. As a condition to Executive’s employment hereunder, the Executive has, contemporaneously with the Executive’s execution and delivery of this Agreement, executed and delivered the Company’s standard Employee Confidential Information and Inventions Assignment Agreement or similar agreement.
8.    Attention to Duties; Conflict of Interest. While employed by the Company, the Executive shall devote the Executive’s full business time, energy and abilities exclusively to the business and interests of the Company, and shall perform all duties and services in a faithful and diligent manner and to the best of the Executive’s abilities. The Executive shall not, without the prior written consent of the Board (or, if applicable, a Committee), render to others services of any kind for compensation, or engage in any other business activity that would materially interfere with the performance of the Executive’s duties under this Agreement. The Executive represents that the Executive has no other outstanding commitments inconsistent with any of the terms of this Agreement or the services to be rendered to the Company. While employed by the Company, the Executive shall not, directly or indirectly, whether as a partner, employee, creditor, shareholder, or otherwise, promote, participate or engage in any activity or other business competitive with the Company’s business. The Executive shall not invest in any company or business which competes in any manner with the Company, except those companies whose securities are listed on reputable securities exchanges in the United States or European Union.

9.    Miscellaneous.
(a)    Arbitration. The Parties agree that, subject to the exclusions set forth in this Section 9(a), any dispute, controversy or claim arising out of or relating to (i) this Agreement, (ii) any alleged breach of this Agreement, (iii) executive’s employment with the Company, (iv) any claim as to arbitrability, enforceability, validity or the scope of this agreement to arbitrate, (v) any claims for alleged discrimination, harassment, or retaliation, (vi) any claims related to wages or compensation or (vii) any claims related to any alleged violation of any federal, state or local law, must be submitted to binding arbitration in accordance with the terms of this agreement to arbitrate. The Parties agree that this agreement to arbitrate does not include: (i) claims for emergency or temporary injunctive relief, (ii) claims for sexual harassment and sexual assault, and (iii) claims that, as a matter of federal, state or local law, the Parties cannot agree to arbitrate, on a pre-dispute basis or otherwise (unless such claims are preempted by federal law). In the event of a dispute regarding sexual assault or sexual harassment claims, the Parties can, at that time, agree to arbitrate such sexual harassment and sexual assault claims. The arbitration will take place in Parsippany, New Jersey, or such other location as the Parties may agree, or where otherwise required by applicable law. The arbitration will take place in accordance with the rules of the American Arbitration Association then applicable to employment-related disputes (available at https://www.adr.org/sites/default/files/Employment_Rules_Web.pdf ), and any judgment upon any award may be entered in the state or federal court having jurisdiction over such award. Unless applicable law requires otherwise, the arbitrator will apply the substantive law of New Jersey, except for any claim to which federal substantive law would apply. The Parties expressly acknowledge and agree that this Agreement involves interstate commerce and the interpretation and enforcement of the arbitration provision will be governed by the provisions of the Federal Arbitration Act, 9 U.S.C. 1 et seq. The arbitration fees and costs relating to the arbitrator and the arbitration proceeding itself will be paid for by the Company; each party shall be responsible for its respective attorneys’ fees and costs. However, if any party prevails on a statutory claim that affords the prevailing party the right to recover attorneys' fees and costs, or if there is a written agreement providing for attorneys' fees and costs to be awarded to the prevailing party, the Arbitrator may award reasonable attorneys' fees in accordance with the applicable statute or written agreement. The Parties each expressly waive the right to a jury trial and any other civil court proceeding and are giving up the right to file a lawsuit in court with respect to disputes subject to this agreement to arbitrate. Should any provision of this agreement to arbitrate be deemed unenforceable or invalid, such provision will be severed and the remainder of this agreement to arbitrate will be enforceable to the fullest extent of the law.

(b)    Severability. Excluding the arbitration agreement in Section 9(a) (which contains its own severability provision), should any other provision of this Agreement be held by a decisionmaker of competent jurisdiction to be enforceable only if modified, or if any portion of this Agreement shall be held as unenforceable and thus stricken, that holding shall not affect the validity of the remainder of this Agreement, the balance of which shall continue to be binding on the Parties with any modification to become a part of and treated as though originally set forth in this Agreement. The Parties further agree that, with the exception of the arbitration agreement in Section 9(a), any such decisionmaker is expressly authorized to modify any unenforceable provision of this Agreement instead of severing the unenforceable provision from this Agreement in its entirety, whether by rewriting the offending provision, deleting any or all of the offending provision, adding additional language to this Agreement, or by making any other modifications it deems warranted to carry out the intent and agreement of the Parties as embodied in this Agreement to the maximum extent permitted by law. The Parties expressly agree that this Agreement as so modified by the decisionmaker shall be binding upon and enforceable against each of them. Should one or more of the provisions of this Agreement be held to be invalid, illegal, or unenforceable in any respect, that invalidity, illegality, or unenforceability shall not affect any other provisions of this Agreement, and if such provision(s) are not modified as provided above, this Agreement shall be construed as if such invalid, illegal, or unenforceable provisions had not been set forth in this Agreement.
(c)    No Waiver. The failure by either party at any time to require performance or compliance by the other of any of its obligations or agreements shall in no way affect the right to require such performance or compliance at any time thereafter. The waiver by either party of a breach of any provision hereof shall not be taken or held to be a waiver of any preceding or succeeding breach of such provision or as a waiver of the provision itself. No waiver of any kind shall be effective or binding, unless it is in writing and is signed by the party against whom such waiver is sought to be enforced.
(d)    Assignment. This Agreement and all rights hereunder are personal to the Executive and may not be transferred or assigned by the Executive at any time. The Company may assign its rights, together with its obligations hereunder, to any parent, subsidiary, affiliate or successor, or in connection with any sale, transfer or other disposition of all or substantially all of its business and assets; provided, however, that any such assignee assumes the Company’s obligations hereunder.
(e)    Withholding; Section 280G.
(i)    Withholding. All sums payable to the Executive hereunder shall be reduced by all federal, state, local and other withholding and similar taxes and payments required by applicable law.
(ii)    Section 280G. Notwithstanding any other provision of the Agreement to the contrary, if any payments or benefits provided for under the Agreement, together with any payments or benefits otherwise payable or provided to the Executive by the Company or Parent (or any of their respective subsidiaries or affiliates) or otherwise (A) constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), and (B) would be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the Executive’s payments and benefits will be either (1) delivered in full or (2) delivered to such lesser extent which would result in no portion of such payments and benefits being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the Excise Tax, results in the receipt by the Executive on an after-tax basis, of the greatest amount of payments and benefits, even if the payments and benefits may still be taxable under Section 4999 of the Code. If clause (2) applies, the payments and benefits will be reduced by the Company in its reasonable discretion in the following order: (x) reduction of cash payments, which will occur in reverse chronological order with the cash payment owed on the latest date following the event triggering the Excise Tax being the first cash payment to be reduced; (y) cancellation of accelerated vesting of equity awards, which will occur in the reverse order of the date of grant for the equity awards (i.e., the vesting of the most recently granted equity awards will be reduced first); and (z) reduction of other employee benefits, which will occur in reverse chronological order with the benefit owed on the latest date following the event triggering the excise tax being the first benefit to be reduced. With respect to each of clauses (x)-(z) of this Section 9(e)(ii), if any payments or benefits constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code, the reduction will occur first as to amounts that are not “nonqualified deferred compensation.” If two or more of the same type of awards are granted on the same date, the “parachute payments” associated with each award will be reduced on a pro-rata basis. In no event will the Executive have any discretion with respect to the ordering of payment reductions. Any determination required under this Section 9(e)(ii) will be made in writing by an independent nationally recognized tax or accounting firm appointed by the Company (the “Tax Counsel”), whose determination will be conclusive and binding on the Executive and the Company for all purposes. The Tax Counsel may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Section 280G and Section 4999 of the Code. The Company and the Executive will furnish to the Tax Counsel information as the Tax Counsel may reasonably request to make a determination under this Section 9(e)(ii).
(f)    Entire Agreement. This Agreement, including the agreements referred to herein (which are deemed incorporated by reference herein) constitute the entire and only agreement and understanding between the Parties governing the terms and conditions of employment of the Executive with the Company. In the event of any conflict between the terms of any other agreement between the Executive and the Company entered into prior to the Effective Date, the terms of this Agreement shall control.
(g)    Amendment. This Agreement may be amended, modified, superseded, cancelled, renewed or extended only by an agreement in writing executed by both Parties hereto.
(h)    Headings. The headings contained in this Agreement are for reference purposes only and shall in no way affect the meaning or interpretation of this Agreement. In this Agreement, the singular includes the plural, the plural included the singular, the masculine gender includes both male and female referents, and the word “or” is used in the inclusive sense.
(i)    Notices. Any notices provided hereunder must be in writing and shall be deemed effective upon the earlier of personal delivery (including, personal delivery by facsimile transmission or the third day after mailing by first class mail) to the Company at its primary office location and to the Executive at the Executive’s address as listed on the Company payroll (which address may be changed by written notice).
(j)    Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which, taken together, constitute one and the same agreement.
(k)     Governing Law; Jury Waiver; Choice of Venue. This Agreement and the rights and obligations of the parties hereto shall be construed in accordance with the laws of the State of New Jersey without giving effect to the principles of conflict of laws. For claims arising out of or relating to this Agreement that are not subject to the Parties’ agreement to arbitrate, such actions shall be commenced only in a state or federal court of competent jurisdiction in Morris County, New Jersey and the Company and the Executive each consents to the jurisdiction of such a court. Both the Company and the Executive expressly and irrevocably waive, to the fullest extent permitted by applicable law, any right that any party either has or may have to a jury trial of any dispute, legal action, proceeding, or cause of action arising out of or in any way related to the Executive’s employment with or termination from the Company. This jury waiver includes both claims that are subject to the Parties’ agreement to arbitrate and claims that are not subject to the Parties’ agreement to arbitrate. Each party certifies and acknowledges that (a) no representative of the other party has represented, expressly or otherwise, that the other party would not seek to enforce the foregoing jury waiver in the event of a legal action, (b) it has considered the implications of this jury waiver, (c) it makes this jury waiver knowingly and voluntarily, and (d) it has decided to enter into this agreement in consideration of, among other things, the mutual waivers and certifications in this section.
(l) Counterparts; Electronic Signature. This Agreement may be executed in counterparts and each counterpart, when executed, shall have the legal effect of a second original. Photographic or facsimile copies of any such signed counterparts may be used in lieu of the original for any purpose. The Parties mutually agree that either Party may use electronic signature technology to expedite the execution of this Agreement, pursuant to the Electronic Signatures in Global National Commerce Act, the Uniform Electronic Transaction Act, and/or any other applicable state or local law, and such electronic signatures will be enforceable as if original/handwritten.

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IN WITNESS WHEREOF, the Company and the Executive have executed this Executive Employment Agreement as of the date first above written.

PACIRA PHARMACEUTICALS, INC.:

By: /s/ LOREN LAFFERTY
Loren Lafferty
Sr. Vice President, Human Resources

EXECUTIVE:

/s/ BRENDAN TEEHAN
Brendan Teehan

[SIGNATURE PAGE TO EXECUTIVE EMPLOYMENT AGREEMENT]

EXHIBIT A

PAYMENTS SUBJECT TO SECTION 409A

1.     Subject to this Exhibit A, any severance payments and benefits that may be due under the Agreement shall begin only upon the date of the Executive’s “separation from service” (determined as set forth below) which occurs on or after the termination of the Executive’s employment. The following rules shall apply with respect to distribution of the severance payments and benefits, if any, to be provided to the Executive under the Agreement, as applicable:

(a)    It is intended that each installment of the severance payments and benefits under the Agreement provided under shall be treated as a separate and distinct “payment” for purposes of Section 409A. Neither the Company nor the Executive shall have the right to accelerate or defer the delivery of any such payments or benefits except to the extent specifically permitted or required by Section 409A.

(b)    If, as of the date of the Executive’s “separation from service” from the Company, the Executive is not a “specified employee” (within the meaning of Section 409A), then each installment of the severance payments or benefits shall be made on the dates and terms set forth in the Agreement.

(c)    If, as of the date of the Executive’s “separation from service” from the Company, the Executive is a “specified employee” (within the meaning of Section 409A), then:

(i)    Each installment of the severance payments and benefits due under the Agreement that, in accordance with the dates and terms set forth herein, will in all circumstances, regardless of when the Executive’s separation from service occurs, be paid within the short-term deferral period (as defined under Section 409A) shall be treated as a short-term deferral within the meaning of Treasury Regulation Section 1.409A-1(b)(4) to the maximum extent permissible under Section 409A and shall be paid at the time set forth in the Agreement; and

(ii)    Each installment of the severance payments and benefits due under the Agreement that is not described in this Exhibit A, Section 1(c)(i) and that would, absent this subsection, be paid within the six-month period following the Executive’s “separation from service” from the Company shall not be paid until the date that is six months and one day after such separation from service (or, if earlier, the Executive’s death), with any such installments that are required to be delayed being accumulated during the six-month period and paid in a lump sum on the date that is six months and one day following the Executive’s separation from service and any subsequent installments, if any, being paid in accordance with the dates and terms set forth herein; provided, however, that the preceding provisions of this sentence shall not apply to any installment of payments and benefits if and to the maximum extent that that such installment is deemed to be paid under a separation pay plan that does not provide for a deferral of compensation by reason of the application of Treasury Regulation 1.409A-1(b)(9)(iii) (relating to separation pay upon an involuntary separation from service). Any installments that qualify for the exception under Treasury Regulation Section 1.409A-1(b)(9)(iii) must be paid no later than the last day of the Executive’s second taxable year following the taxable year in which the separation from service occurs.

2.    The determination of whether and when the Executive’s separation from service from the Company has occurred shall be made and in a manner consistent with, and based on the presumptions set forth in, Treasury Regulation Section 1.409A-1(h). Solely for purposes of this Exhibit A, Section 2, “Company” shall include all persons with whom the Company would be considered a single employer under Section 414(b) and 414(c) of the Code.

3.    With regard to any provision in the Agreement that provides for reimbursement of expenses or in-kind benefits (except for any expense, reimbursement or in-kind benefit provided pursuant to the Agreement that does not constitute a “deferral of compensation,” within the meaning of Treasury Regulation Section 1.409A-1(b)), each reimbursement or in-kind benefit provided under the Agreement shall be provided in accordance with the following: (a) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during any calendar year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year; (b) any reimbursement of an eligible expense shall be paid to the Executive on or before the last day of the calendar year following the calendar year in which the expense was incurred; and (c) any right to reimbursement or in-kind benefits under the Agreement shall not be subject to liquidation or exchange for another benefit.

4.    The Company makes no representation or warranty and shall have no liability to the Executive or to any other person if any of the provisions of the Agreement (including this Exhibit) are determined to constitute deferred compensation subject to Section 409A but that do not satisfy an exemption from, or the conditions of, that section.